Exhibit 99.1
EARNINGS RELEASE OF WESCO FINANCIAL CORPORATION FOR THE QUARTER ENDED
SEPTEMBER 30, 2007, FURNISHED TO THE S.E.C. AS AN EXHIBIT TO FORM 8-K DATED
NOVEMBER 5, 2007
WESCO FINANCIAL CORPORATION
301 East Colorado Boulevard, Suite 300
Pasadena, California 91101-1901

Contact: Jeffrey L. Jacobson	626/585-6700

FOR IMMEDIATE RELEASE — PASADENA, CALIFORNIA, November 2, 2007
     Unaudited consolidated net income of Wesco Financial Corporation and its subsidiaries for the third quarter of 2007 amounted to $24,397,000 compared with $23,513,000 for the third quarter of 2006. Unaudited consolidated net income for the first nine months of 2007 was $74,741,000 compared with $70,675,000 for the first nine months of 2006.
     Consolidated after-tax earnings improved for the third quarter and first nine months of 2007 from the figures reported for the 2006 periods as a result of increased investment income of the insurance businesses, partially offset by several items, principally, increased operating expenses of the furniture rental business, as the Company’s CORT Business Services Corporation subsidiary expands and redirects the marketing of its rental relocation services from targeting individuals to targeting corporate clients, and decreased underwriting income of the insurance businesses. In the third quarter of 2007, the Company redeployed a portion of its cash and cash-equivalent investments by purchasing $585 million of marketable equity securities. Marketable equity securities, stated at fair value, amounted to $1.76 billion as of September 30, 2007, as compared with $1.04 billion at December 31, 2006.
     Following is a breakdown of consolidated net income into useful business components. All figures are on an after-tax basis and are in thousands except for per-share amounts, which are based on 7,119,807 shares outstanding.

	Quarter Ended Sept. 30,		Nine Months Ended Sept. 30,
	2007	2006	2007	2006
Wesco-Financial and Kansas Bankers insurance businesses:
Underwriting gain (loss)	$(581)	$240	$5,629	$5,795
Investment income	17,413	15,289	49,281	42,263

CORT furniture rental business	7,368	7,645	18,904	21,281
Precision Steel businesses	176	270	911	1,209
Other	21	69	16	127

Consolidated net income	$24,397	$23,513	$74,741	$70,675

Per share	$3.43	$3.31	$10.50	$9.93

     Wesco’s Form 10-Q for the quarter ended September 30, 2007 is expected to be filed electronically with the Securities and Exchange Commission today, and we invite shareholders and the financial media to access it through Wesco’s website (www.wescofinancial.com). The Form 10-Q contains unaudited condensed consolidated financial statements, management’s discussion and analysis of financial condition and results of operations, and other information.
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